EXHIBIT 23.5(b)

INDEPENDENT AUDITORS' CONSENT
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We consent to the incorporation by reference in this Registration Statement of
CUC International Inc. on Form S-4 of our report dated February 13, 1996 on the consolidated financial statements of Sierra On-Line, Inc. and subsidiaries for the year ended March 31, 1995, appearing in the Quarterly Report on Form 10-Q/A (filed with the Securities and Exchange Commission on May 15, 1996) for the quarterly period ended December 31, 1995 of Sierra On-Line, Inc. and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


/s/ Deloitte & Touche LLP

Deloitte & Touche LLP
Seattle, Washington

June 19, 1996